Exhibit 3.3

ARTICLES OF AMENDMENT

(BY BOARD OF DIRECTORS OR INCORPORATORS)

Wyoming Secretary of State The Capitol Building, Room 110 200 W. 24th Street Cheyenne, WY 82002-0020	Phone (307) 777-7311/7312 Fax (307) 777-5339 E-mail: corporations@state.wy.us

1.	The name of the corporation is: Ace Lock and Security, Inc.

2.	Article 1 and 5 are amended as follows:

Article One: The name of the corporation is: Element92 Resources Corp.

Article Five: The aggregate number of shares, which the corporation shall have authority to issue, is one hundred million (100,000,000) shares of $0.001 pare value common stock. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

3.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself are:

Not Applicable

4.	The date of each amendment’s adoption is: _March 3, 2007

5.	The amendment was adopted by the Board of Directors or Incorporators (circle one) without shareholder action and shareholder action was not required.

Date: March 3, 2007	Signed:	/s/ G. Armstrong

	Title:	President

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Filing Fee: $50.00

Instructions:

1.	The document may be executed by the Chairman of the Board, President or another of its officers.

2. The document shall be accompanied by one (1) exact or conformed copy. artofam2 - Revised: 9/2003